UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2022 (September 30, 2022)

IMMUNE THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2431 Aloma Ave., Suite 124, Winter Park, Florida	32792
(Address of principal executive offices)	(Zip Code)

888-391-9355
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2022, Immune Therapeutics, Inc. (the “Company”) entered into an Intellectual Property License Agreement (the “Agreement”) with TaiwanJ Pharmaceuticals Co. Ltd., a Taiwanese corporation (“TaiwanJ”), pursuant to which TaiwanJ granted the Company an exclusive, royalty-bearing license, including the right to grant sublicenses, to commercialize and sell TaiwanJ’s pharmaceutical products including naltrexone, or any other small molecule composition that either alone or in combination can be formulated and used in humans to show anti-fibrotic, immune-modulating, and/or anti-inflammatory effects for the treatments of various diseases, (the “Products”). The Company also received a non-exclusive worldwide right to make, manufacture, and receive technical manufacturing assistance from TaiwanJ for the creation of the Products. The only territories excluded from the scope of the Agreement are any countries or territories in Asia, and any countries or territories barred or sanctioned by the United States government. We did not have any relationship with TaiwanJ prior to entering into the Agreement.

The term of this Agreement is to be perpetual, but termination of the Agreement may occur upon (i) the Company providing sixty (60) days prior written notice to TaiwanJ of termination, (ii) termination of the agreement for a material breach of the agreement, and failure to cure that breach within ninety (90) days after receiving notice of such breach, (iii) the dissolution of the Company, or (iv) upon bankruptcy of either party, upon receiving sixty (60) days’ notice by Registered Mail. Once the Agreement is terminated, the rights of the Company to use TaiwanJ’s intellectual property are similarly terminated, and the rights of any sublicensees will terminate as well. Even though the Company has the exclusive right to prepare and present all regulatory filings necessary or appropriate and maintain regulatory approvals, TaiwanJ may request that the parties enter into negotiations that would grant TaiwanJ the right to reference, review, have access to or use documents filed by or on behalf of the Company and any of its affiliates upon a termination of the Agreement.

As noted above, the Company may grant sublicenses under the Agreement. Upon the granting of any such sublicense, the Company will pay TaiwanJ royalties based on the stage of development of the Products. The Company will pay a royalty of 30% of the cash proceeds received from any sublicense if the sublicense occurs before completing a clinical trial, 10% if the sublicence occurs after completing any trial, and 5% if sublicense occurs after any new drug application (“NDA”) submission. If the Agreement itself is terminated, then any existing sublicense agreement will also be subject to termination to the same extent as the Agreement. The sublicensees may not assign their sublicense without the prior written consent of the Company, except in the case that the sublicensee is a successor in connection with a merger, consolidation, or sale or substantially all of its assets, or assets to which the sublicense relates.

Pursuant to the terms of the license in the Agreement, the Company shall adhere to a plan of development and attain certain milestones (together, the “Development Plan”). As part of the Development Plan, the Company shall (i) use commercially reasonable efforts and cause its sublicenses to use commercially reasonable efforts to develop licensed Products, (ii) begin commercial sales of the Products in a country no less than eight (8) months after the first registration of the Products in that same country, and (iii) following commercialization, the Company must keep the Products reasonably available to the public.

In consideration for the grant of the license described above, the Company will provide (i) a non-refundable cash payment of $500,000 within ninety (90) days of September 30, 2022, (ii) a non-refundable cash payment of $500,000 at the earliest of either the National Agency for Food and Drug Administration and Control (“NAFDAC”) approval for JKB-122 in Africa for any indication, or the enrollment of the first patient in a Food and Drug Administration (“FDA”) trail for Crohn’s Disease, (iii) 250,000 shares of common stock of the Company within sixty (60) days of September 30, 2022, (iv) an annual payment of $100,000 each anniversary of the date of the agreement until the Company gains regulatory approval in Africa, (v) milestone payments (described below), and (vi) royalties on net sales. The 250,000 shares of common stock represent approximately 0.32% of the currently outstanding common stock of the Company.

The Company will be required to pay one-time payments and issuances of equity for the achievement of each one of four milestones in the commercialization and development of the Products (each a “Milestone Payment” and together the “Milestone Payments”). The first Milestone Payment is due once the Company initiates Phase 2b/3 patient trials with the Products in either the United States or United Kingdom. The second Milestone Payment is due upon the approval of an NDA in either the United States or United Kingdom, The third Milestone Payment is due once the annual sales of the Products reach $500 million dollars globally. The fourth Milestone Payment is due when annual sales of the Products reach $1 billion dollars globally.

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In addition to the Milestone Payments, if there is any year that the Company is not required to pay a Milestone Payment, the Company will pay a royalty percentage payment based on the total net sales due within sixty (60) days after the end of each calendar quarter (the “Royalty Payment”). The Royalty Payment is only calculated once for each sale of Products and excludes counting of any intra-company transfers between the Company and its affiliates. However, if the Company determines that it needs to request a license from a third-party to distribute, manufacture, produce, or otherwise sell the Products, the net sales will be reduced by the number of payments for such other third-party licenses. Though, any such adjustments for third-party licenses will not reduce the royalty rate to less than fifty percent (50%) of the applicable royalty rate for each category of net sales.

If the Company fails to make any of the above-described payments upon their designated due date, the payment amount will bear the lower of (i) 1.5% interest per month or (ii) the maximum rate allowed by law, to be compounded quarterly. The interest will accrue beginning on the first day after the payment is due.

Pursuant to the Agreement, TaiwanJ will maintain, protect, and defend all patent-related intellectual property and the Company will have the opportunity to provide comments and make requests to TaiwanJ for the preparation, filing, prosecution, defenses, and maintenance of such patents. The Company will also reimburse TaiwanJ for any expenses related to intellectual property patent payments that exclusively benefit the Company and not TaiwanJ. If TaiwanJ decides to abandon a patent, it will provide the Company with prompt written notice of such termination and assign the control of said patent to the Company. If either the Company or TaiwanJ becomes aware of any possible or actual infringement of any patent rights, then each party will notify the other, and provide it with details of such an infringement. In the event of infringement, TaiwanJ will consider in good faith the views of the Company in deciding whether to file suit, and in the event they do file suit, the Company will have the first right to take action in the prosecution, prevention, or termination of any such infringement. If the Company enters into a suit against an infringer, it shall keep TaiwanJ reasonably informed of the progress of such an action. The party that elected to bring the suit shall bear its own expenses in relation to any such action. In the event a declaratory judgment is brought against the Company, and any of its affiliates or subsidiaries, the Company will promptly notify TaiwanJ in writing, and within thirty days (30) days of receiving notice of the commencement of such an action, TaiwanJ shall take over the sole defense of the action at its own expense.

Both the Company and TaiwanJ are limited in liability to the total amounts paid under this Agreement for any damages arising from negligence, strict liability, or any other equitable theory. Further, both the Company and TaiwanJ agree to indemnify and hold harmless each other, and their respective agents, for any claims or costs arising from this Agreement or any sublicenses for any cause of action relating to any product, process, service made, used or sold pursuant to this Agreement.

This description of the material terms of the Agreement is not complete and should be read in conjunction of the Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1*	Intellectual Property License Agreement, dated September 30, 2022, between Immune Therapeutics, Inc. and TaiwainJ Pharmaceuticals Co. Ltd.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Portions of this exhibit have been omitted in compliance with Regulation S-K Item 601(b)(10)(iv) because the Registrant has determined that the information is not material and is the type that the Registrant treats as private or confidential.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2022	IMMUNUNE THERAPEUTICES, INC.

/s/ Stephen Wilson
	Name:	Dr. Stephen Wilson
	Title:	Chief Executive Officer

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